Exhibit 10(t)

TCF DIRECTOR RETIREMENT PLAN

(Amended and Restated as of October 17, 2011)

INTRODUCTION

This plan is a nonqualified unfunded retirement plan for the purpose of providing benefits to certain directors of TCF Financial Corporation.  This plan will supersede any prior director retirement plan of TCF Financial Corporation or TCF Bank Minnesota fsb.

Article 1.  Definitions

When used in the Plan, the following terms shall have the following meanings:

1.01          “Board of Directors” or “Board” means the Board of Directors of the Company.

1.02   “Board Retainer” means the annual retainer compensation received by a Director for serving on the Board and does not include any fee for attendance at Board of Directors meetings or committee meetings, nor any stock or other incentive awards.

1.03          A “Change of Control” shall be deemed to have occurred if:

(a) any “person” as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities.  For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or

(b) during any period of two (2) consecutive years (not including any period prior to the date on which the Program was approved by the Company’s Board of Directors) there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or new directors whose nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(c) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the

Company of all or substantially all of the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

1.04   “Committee” means the Administrative Committee appointed by the Board of Directors to administer the Plan pursuant to Article 5.

1.05   “Company” means TCF Financial Corporation and does not include any subsidiary of the Company.

1.06   “Director” means any person included in the membership of the Plan as provided in Article 2.

1.07   “Effective Date” means April 25, 1995.

1.08   “Inside Director” means a Director who is an officer or employee of the Company while such person is serving as an officer or employee.

1.09   “Plan” means the TCF Financial Corporation Director Retirement Plan, as set forth herein and as amended from time to time.  Benefits under this Plan shall be provided only to Directors of the Company and not to Directors of any subsidiary.

1.10   “Retirement” shall occur upon the resignation or removal of the Director as a Director, including death, disability (as defined for the purposes of Section 409A) or the expiration of the Director’s term of office without re-election; provided such event constitutes a ‘separation from service’ as defined for the purposes of Section 409A.

1.11   “Years of Service” means a 12-month period beginning with the month in which such Director attends or attended his or her first meeting as a Director and ending with the end of the 12th month thereafter, with subsequent Years of Service determined in a similar fashion until the last month in which the Director is a member of the Board of Directors; provided, however, that (i) in the case of a Change of Control, “Years of Service” shall include the period through the expiration of the term for which the Director was elected, notwithstanding prior resignation or removal and (ii) in the case of death or disability, “Years of Service” shall include the period through the expiration of the term for which the Director was elected.  “Years of Service” include the period that a Director served on the Board of Directors prior to the adoption of the Plan.

1.12   “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

Article 2.  Membership

2.01   Every Director of the Company, other than Inside Directors, with five or more years of service as a Director of the Company shall become a member of the Plan.  Inside Directors shall not become eligible to participate in the Plan until they cease to be officers or employees of the Company, and thereafter shall be credited with Years of Service only for periods during which they were not Inside Directors.  Notwithstanding the foregoing, no Director who is not already a member of the Plan shall become a member of the Plan after July 18, 2011.

2.02   A Director’s period of service shall not include any service as a Director with other banks or companies merged with or acquired by the Company prior to the time such Director became a Director of the Company and shall not include any service as a Director of any subsidiary of the Company, except that service as a Director of TCF Bank Minnesota fsb prior to 1990 shall be included in the period of service for the purpose of computing Years of Service, provided that service on only one such Board at any time shall be used in calculating the length of a Director’s period of service (i.e., there shall be no “double counting” where a Director simultaneously served as a Director of both the Company and TCF Bank Minnesota fsb).

2.03   A benefit shall be payable under the Plan only upon the Director’s Retirement.

Article 3.  Amount and Payment of Benefits

3.01   The amount, if any, of the annual benefit payable to or on account of a Director pursuant to the Plan shall equal the applicable percentage (as contained in the table below) of the greater of (i) the Board Retainer in effect for his or her last month of service on the Board of the Company or (ii) after a Change of Control, the highest Board Retainer in effect during the 24 months preceding the Change of Control.  No adjustment shall be made to the retirement benefit in the event of subsequent changes in the amount of the Board Retainer.  The applicable percentage shall be as follows and shall be based on the Director’s completed Years of Service (with no rounding up) computed in accordance with Articles 1 and 2.

Director’s Years of Service	Percentage of Board Retainer
5 years	50%
6 years	60%
7 years	70%
8 years	80%
9 years	90%
10 years or more	100%

Notwithstanding the foregoing, with respect to any Director who has not had a Retirement prior to July 18, 2011, the amount of the annual benefit payable to or on account of the Director pursuant to the Plan shall equal the applicable percentage (as contained in the table above) of the Board Retainer in effect on July 18, 2011, with the applicable percentage determined based on the Director’s Years of Service as of July 18, 2011.

3.02   The retirement benefit shall be payable for a number of quarters equal to the number of quarters in the Director’s Years of Service as of July 18, 2011.  The first quarter for which a retirement benefit is payable shall be the calendar quarter following the calendar quarter in which the Director’s Retirement occurs.  Notwithstanding the foregoing, any remaining retirement benefit payments as of August 15, 2012, for both the retired Directors and Directors who have not had a Retirement, shall be paid on such date in a lump sum equal to the present value of the remaining payments, determined using applicable discount rates under the June 30, 2011 Mercer Yield Curve.  For purposes of determining the number of remaining payments and the present value of such payments for any Director who has not had a Retirement as of August 15, 2012, the Director shall be deemed to have had a Retirement in the calendar quarter preceding such date.

3.03   Upon a Director’s death, any remaining retirement benefit shall be paid to the Director’s spouse, if living, and if no spouse is living then to the Director’s estate.  Any remaining benefit payable to a Director’s spouse will be paid to the estate of such spouse upon the death of the spouse.  Payments shall be made quarterly for the same period and in the same amount as would have been made to the Director.

Article 4.  Source and Method of Payments

4.01   All payments of benefits under the Plan shall be paid from, and shall only be a general claim upon, the general assets of the Company.  No Director shall have any right, title or interest to any of the Company’s assets.

4.02   All benefits under the Plan shall be paid in quarterly installments within 15 days of the end of each calendar quarter, subject to the final lump sum payments on August 15, 2012 as provided under Section 3.02.

Article 5.  Administration of the Plan

5.01   The Board of Directors has delegated to the Committee general authority over and responsibility for the administration of the Plan.  The Committee’s interpretations and constructions of the Plan and its actions thereunder shall be binding and conclusive on all persons for all purposes.

5.02   The Committee shall consist of the Chairman, the President and the Secretary of the Company; provided that in the case of a Change of Control, the Committee shall consist of those persons who served as the Committee immediately preceding the Change of Control or such persons as they shall designate.

Article 6.  Amendment and Termination

6.01   Except for benefits earned for Directors with five Years or more of Service, including service credited under Section 1.11 in the event of a Change of Control, (which may not be reduced or modified adversely as to the amount earned) and benefits payable to retired Directors or their spouses or beneficiaries, the Board of Directors may amend, suspend or terminate, in whole or in part, the Plan or its participants without consent of the Committee, any Director, beneficiary or other person and without any liability to any active Director with less than five Years of Service who may be a participant in the Plan.  No change or amendment may be made which is effected within twelve months prior to or after a Change of Control which would adversely affect the right of any Director or Director’s spouse or beneficiaries to benefits accrued prior to such Change of Control.

Article 7.  General Provisions

7.01   The Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Directors, and the successors, assigns, spouses, designees and estates of the Directors.  The Plan shall also be binding upon and inure to the benefit of any successor company or organization succeeding to substantially all of the assets and business of the Company, but nothing in the Plan shall preclude the Company from merging or consolidating into or with, or transferring all or substantially all of its assets to, another company which assumes the Plan and all obligations of the Company hereunder.

7.02   If the Committee shall determine that any person to whom any amount is or was payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment, or any part thereof, due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee is so inclined, be paid to such person’s spouse, child or other relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be in complete discharge of the liability of the Plan and the Company therefor.

7.03   Prior to a Change of Control, in its absolute discretion, the Committee may disqualify any Director from participation in the Plan or continuing to receive payments pursuant to the Plan, but only by a unanimous vote of the other Directors as a result of the commission of a crime by such disqualified Director or adjudication of a regulatory violation by such disqualified Director affecting adversely the Company.

7.04   As used in the Plan, the masculine gender shall be deemed to refer to the feminine, and the singular person shall be deemed to refer to the plural, whenever appropriate.

7.05   The Plan shall be construed according to the laws of the State of Minnesota in effect from time to time.

7.06   The Company shall bear all costs of the Plan, including, in the case of service of any Committee member who is not a full-time employee of the Company, a reasonable fee for such service and all costs and expenses of such Committee member, including attorney’s fees.

7.07   The Company indemnifies and holds harmless the Committee and each of its members from any liability resulting from service on the Committee, except liability arising from willful misconduct.  The Company shall pay all legal expenses incurred by the Committee, including expenses to defend any claim against any member of the Committee to the fullest extent permitted by law.

7.08   If any Director is required to incur any expense to enforce the Director’s rights hereunder, the Company shall reimburse all expenses of such enforcement, including reasonable attorney’s fees.  Such reimbursements shall be subject to the following requirements:

(a) the expenses must be incurred during the Director’s lifetime;

(b) the amount of expenses eligible for reimbursement in any taxable year of the Director shall not affect the expenses eligible for reimbursement in any other taxable year of the Director;

(c) the reimbursement of an eligible expense shall be made on or before the last day of the taxable year of the Director following the taxable year in which the expense was incurred; and

(d) a Director’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

7.09   The provisions of this Plan shall be interpreted as necessary to comply with the requirements of Section 409A.